Contacts:
Anthony N. Leo Robin L. Oliver
Chief Executive Officer Chief Financial Officer
727.399.5678 727.685.2082

BayFirst Financial Corp. Reports Fourth Quarter 2022 Results;
Highlighted by Strong Conventional Loan Production
ST. PETERSBURG, FL. — January 26, 2023 — BayFirst Financial Corp. (NASDAQ: BAFN) (“BayFirst” or the “Company”), parent company of BayFirst National Bank (the “Bank”) today reported net income of $1.3 million, or $0.27 per diluted share, for the fourth quarter of 2022 compared to a net loss of $1.4 million, or $0.35 per diluted share, in the third quarter of 2022. In the fourth quarter of 2021, net income was $2.8 million, or $0.61 per diluted share. Net income from continuing operations was $2.1 million for the fourth quarter of 2022 compared to $3.1 million in the third quarter of 2022 and $856 thousand in the fourth quarter of 2021. Quarterly financial results were highlighted by robust loan production in community banking, up 98% year over year, as well as strong SBA 7(a) loan production.
The decrease in earnings from continuing operations during the fourth quarter of 2022, compared to the third quarter of 2022, was the result of lower gain on sale of SBA loans of $1.6 million and higher interest expense on deposits of $1.9 million, partially offset by higher loan interest income, including fees, of $1.0 million.
BayFirst’s management team will host a conference call on Friday, January 27, 2023 at 9:00 a.m. EST to discuss its fourth quarter results. Interested investors may listen to the call live under the Investor Relations tab at www.bayfirstfinancial.com. Investment professionals are invited to dial (888) 396-8049 to participate in the call. A replay will be available for one week at (877) 674-7070 using access code 736702# or at www.bayfirstfinancial.com.
“BayFirst’s fourth quarter results reflect the progress we are making in our efforts to become the premier community bank of Tampa Bay,” stated Anthony N. Leo, Chief Executive Officer. “Supported by our top 10 SBA lending division CreditBench, the strength of our community banking division and the investments we’ve made in an advanced technology platform, we have entered a new stage of growth and profitability. Despite the charges associated with discontinuation of the mortgage lending division during the prior quarter we are extremely pleased with our results, with net income from continuing operations at $2.1 million for the fourth quarter of 2022.”
“With the discontinuation of our nationwide residential lending business, we expect to return to more normalized levels of profitability in 2023. Specifically, our goal is to achieve a return on average assets in the range of 1%. Our ability to achieve our profitability goals will be dependent upon our success in continuing to generate conventional and government guaranteed loans in the current rate environment, as well as our efforts to control non-interest expense and generate deposits at reasonable rates. While we believe our loan loss reserve is well positioned for current economic conditions, deterioration during 2023 could adversely affect our financial performance and condition.”
“Due to the hard work and continued efforts of our lending team to bring new customers into the Bank, loan production from community banking and SBA lending for the year was substantial. Loans held for investment excluding PPP loans were up 7.7% during the fourth quarter, and 40.6% over the past year, with growth in both conventional community bank loans and SBA loans. SBA loan production through our CreditBench division grew 84.6% over the past year, but decreased compared to the record production recorded during the prior quarter. We experienced an uptick in deposit costs during the quarter, as a result of increased rates paid on certain deposit products in order to attract and retain deposit customers. While our asset sensitivity lags a quarter due to SBA loan rate adjustments, we expect asset yields to adjust commensurate with deposit costs.”

BayFirst Financial Corp. Reports Fourth Quarter 2022 Results
January 26, 2023

“We continue to focus on making an impact on our Tampa Bay markets, with expansion plans to open a second Tampa banking center in early 2023 and two additional branches in Sarasota currently under construction and expected to open late 2023 or early 2024. These new branches will complement the West Bradenton location that we opened in September. In late 2022, we reorganized our community banking division which is now supported by three separate market leaders. The new structure emphasizes the importance of local decision making which is the hallmark of community banking. We operate in one of the most vibrant markets in the country, and will continue to look for branching opportunities in an effort to capture additional market share,” concluded Leo.
Fourth Quarter 2022 Performance Review
•The Company’s SBA loan origination platform, CreditBench, originated $109.4 million in new SBA loans during the fourth quarter of 2022, a 21.4% decrease compared to $139.2 million originated in the third quarter of 2022, and a 84.6% increase over $59.3 million of loans produced during the fourth quarter of 2021. The lower production in the fourth quarter was impacted by seasonality of SBA loans. Late in the second quarter, the Company launched BOLT, an SBA 7(a) loan product designed to expeditiously provide working capital loans of $150 thousand or less to businesses throughout the country. During the year, the Company originated 923 BOLT loans totaling $121.2 million.
•Loans held for investment, excluding PPP loans of $19.2 million, increased by $50.8 million or 7.7% to $709.5 million during the fourth quarter of 2022 and $205.0 million, or 40.6% over the past year. Production during the quarter was partially offset by $78.7 million in sales of balances of SBA loans.
•After the decision to exit the Bank's nationwide residential lending platform in the third quarter of 2022, the Residential Mortgage Division originated during the fourth quarter of 2022 $59.6 million of loans from the remaining pipeline, a reduction of 75.7% compared to $245.4 million originated during the third quarter of 2022, and a 57.4% reduction compared to $477.4 million of loans produced during the fourth quarter of 2021.
•Deposits increased $9.3 million, or 1.2%, during the fourth quarter of 2022 and increased $73.4 million, or 10.2%, over the past year to $795.1 million. During the fourth quarter of 2022, there were increases in interest-bearing transaction account balances of $11.7 million and time deposit balances of $26.2 million partially offset by decreases in money market and savings account balances of $17.5 million and non-interest bearing deposit account balances of $11.0 million.
•Tangible book value at December 31, 2022 was $20.35 per common share, up from $20.10 at September 30, 2022.
•Net interest margin including discontinued operations contracted 44 bps to 4.19% in the fourth quarter of 2022, from 4.63% in the third quarter of 2022, primarily due to an increase in deposit costs.

Results of Operations
Net Income (Loss)
Net income was $1.3 million for the fourth quarter of 2022 compared to a net loss of $1.4 million in the third quarter of 2022, and net income of $2.8 million in the fourth quarter of 2021. The increase in net income for the fourth quarter of 2022 from the preceding quarter was primarily due to a decrease of $3.6 million in restructuring charges to discontinue nationwide residential lending operations, partially offset by a decrease of $1.6 million in gain on sale of SBA loans. The decrease in net income from the fourth quarter of 2021 was partially due to a $2.7 million unfavorable change in revenue from discontinued operations. Additionally, loan loss provision changed unfavorably by $3.2 million from the fourth quarter of 2021. This was partially offset by an increase of $2.8 million in net interest income, an increase of $1.2 million in gain on sale of SBA loans, and an increase of $1.2 million related to held for investment SBA loan fair value gains.
For the year ended 2022, the net loss was $349 thousand, a decrease of $25.0 million from the net income of $24.6 million for the year ended 2021 primarily due to a loss of $21.4 million in revenue from discontinued operations. Additionally, a $13.8 million gain on sale of PPP loans in 2021 did not recur, non-interest expense on continuing operations increased $4.7 million, and PPP fee and interest income decreased $18.3 million. These items were

BayFirst Financial Corp. Reports Fourth Quarter 2022 Results
January 26, 2023

partially offset by an $11.6 million increase in non-PPP loan interest income, a $4.6 million increase related to held for investment SBA loan fair value gains, and higher gains on non-PPP SBA guaranteed loan sales of $17.5 million. The increase in the net loss from discontinued operations was primarily the result of a decrease in gain on sale of residential mortgage loans of $64.2 million and the recognition of restructuring charges of $4.3 million for the discontinuation of the nationwide residential mortgage lending division, partially offset by lower noninterest expense of $41.0 million.
Net Interest Income and Net Interest Margin
Net interest income from continuing operations was $8.6 million in the fourth quarter of 2022, a decrease of $596 thousand or 6.5% from $9.2 million in the third quarter of 2022, and an increase of $2.8 million or 49.2% from $5.7 million in the fourth quarter of 2021. The decrease during the fourth quarter of 2022 as compared to the prior quarter was mainly due to an increase in deposit interest expense partially offset by an increase in non-PPP loan interest income. The increase during the fourth quarter of 2022 as compared to the year ago quarter was mainly due to the increase in loan interest income, including fees, of $4.7 million, partially offset by higher interest expense on deposits of $2.5 million.
Net interest income from continuing operations was $30.0 million for the year ended 2022, a decrease of $6.5 million or 17.9% from $36.5 million for the year ended 2021. The decrease was mainly due to a decline in net PPP income of $18.3 million, partially offset by higher interest income on non-PPP loans.
Net interest margin including discontinued operations decreased to 4.19% for the fourth quarter of 2022, which represented a contraction of 44 basis points, compared to 4.63% from the preceding quarter and an expansion of 111 basis points compared to 3.07% from the same quarter last year. Net interest margin including discontinued operations improved to 3.97% for the year 2022, compared to 3.23% for the year 2021.
Noninterest Income
Noninterest income from continuing operations was $8.4 million for the fourth quarter of 2022, a decrease of $1.4 million or 14.3% from $9.8 million in the third quarter of 2022, and an increase of $2.8 million from $5.6 million in the fourth quarter of 2021. The decrease in the fourth quarter of 2022, as compared to the prior quarter, was primarily due to a $1.6 million reduction in gain on sale of SBA loans. The increase from a year ago quarter was primarily the result of an increase of $1.2 million in gains on SBA loan sales and an increase of $1.2 million related to held for investment SBA loan fair value gains.
Noninterest income from continuing operations was $31.6 million for the year ended 2022, an increase of $9.6 million or 43.6% from $22.0 million for the year ended 2021. The increase was primarily due to higher gains on the sale of non-PPP SBA loans of $17.5 million and an increase related to held for investment SBA loan fair value gains of $4.6 million, partially offset by the $13.8 million gain on sale of PPP loans in 2021 which did not recur in 2022.
Noninterest Expense
Noninterest expense from continuing operations was $13.5 million in the fourth quarter of 2022, which was a $665 thousand or 4.7% decrease from $14.2 million in the third quarter of 2022 and a $230 thousand or 1.7% increase compared to $13.3 million in the fourth quarter of 2021.
Noninterest expense from continuing operations was $55.2 million for the year ended 2022, which was a $4.9 million or 9.8% increase from $50.3 million for the year ended 2021. The increase was primarily the result of higher salaries and benefits, occupancy expense and loan origination and collection expense.
Discontinued Operations
Net loss on discontinued operations was $791 thousand in the fourth quarter of 2022, which was a $3.7 million improvement from a net losses of $4.5 million in the third quarter of 2022. The company recorded net income on discontinued operations of $2.0 million in the fourth quarter of 2021. The decrease in the net loss from the previous quarter was the result of a decrease in restructuring charges of $3.6 million for the discontinuation of the nationwide residential mortgage lending division and a decrease of $8.1 million in noninterest expense, excluding restructuring charges, partially offset by a decrease in gains on sale of residential mortgage loans of $6.2 million and a decrease in

BayFirst Financial Corp. Reports Fourth Quarter 2022 Results
January 26, 2023

income tax benefit of $1.2 million. The $2.7 million decrease in income from the year ago quarter was primarily due to a decrease in residential loan fee income of $17.7 million partially offset by a decrease in noninterest expense, excluding the restructuring charges, of $14.8 million.
Net loss from discontinued operations was $5.8 million for the year ended 2022, which was a $21.4 million reduction from net income of $15.6 million for the year ended 2021. The reduction in net income was primarily the result of a decrease in residential loan fee income of $64.2 million and the restructuring charges for the discontinuation of residential mortgage lending division of $4.3 million recorded in 2022. This was partially offset by a $41.0 million decrease in noninterest expense excluding the restructuring charge and a decrease in income tax expense of $7.1 million.
Balance Sheet
Assets
Total assets increased $8.6 million or 0.9% during the fourth quarter of 2022 to $938.9 million, mainly due to new loan production and an increase of $29.6 million in cash and cash equivalents, partially offset by the sale of $78.7 million in SBA loans and a decrease in assets from discontinued operations of $75.5 million.
Loans
Loans held for investment, excluding PPP loans, increased $50.8 million or 7.7% during the fourth quarter of 2022 and $205.0 million or 40.6%, over the past year to $709.5 million, due to increases in both conventional community bank loans and SBA loans, partially offset by SBA loan sales. PPP loans, net of deferred origination fees, decreased $3.0 million in the fourth quarter of 2022 to $19.2 million.
Deposits
Deposits increased $9.3 million or 1.2% during the fourth quarter of 2022 and increased $73.4 million or 10.2% compared to December 31, 2021, ending the fourth quarter of 2022 at $795.1 million. During the fourth quarter, time deposit account balances and interest-bearing transaction account balances increased, partially offset by a decrease in interest-bearing transaction, savings, and money market account balances. Over the past year, transaction deposit account and time deposit account balances increased with a decrease in savings and money market deposit account balances.
Asset Quality
Asset quality remained stable in the fourth quarter of 2022. As a result of loan growth, the Company recorded a provision for loan losses in the fourth quarter of $700 thousand, which compared to a $750 thousand provision for the third quarter of 2022. As the financial impact of the COVID-19 pandemic became more predictable throughout 2021 and 2022, the Company began adjusting downward its allowance for loan losses from the historic high levels reached in 2020 at the onset of the pandemic. The Company recorded a $2.5 million negative provision for loan losses during the fourth quarter of 2021.
The ratio of the allowance for loan losses to total loans held for investment at amortized cost, excluding government guaranteed loans, was 1.68% at December 31, 2022, 1.90% as of September 30, 2022, and 4.07% as of December 31, 2021.
Over the past five years, the Company’s loan losses have been incurred primarily in its SBA unguaranteed loan portfolio, particularly loans originated under the SBA 7(a) Small Loan Program. The Small Loan Program represents loans of $350 thousand or less and carry an SBA guaranty of 75% to 85% of the loan, depending on the original principal balance. The default rate on loans originated in the SBA 7(a) Small Loan Program has been higher than the Bank’s other loans.
Net charge-offs for the fourth quarter of 2022 were $1.4 million, an $818 thousand increase from $575 thousand for the third quarter of 2022 and a $729 thousand increase compared to $664 thousand in the fourth quarter of 2021. The increase in the fourth quarter net charge-offs was primarily due to charge-off of one SBA loan of $376 thousand which was fully reserved in prior periods, as well as an increase in net charge-offs on the Bank’s unsecured consumer loan portfolio. Annualized net charge-offs as a percentage of average loans, excluding PPP loans, were 0.79% for the

BayFirst Financial Corp. Reports Fourth Quarter 2022 Results
January 26, 2023

fourth quarter of 2022, up from 0.35% in the third quarter of 2022 and 0.51% in the fourth quarter of 2021. Nonperforming assets, excluding government guaranteed loans, to total assets was 0.40% as of December 31, 2022, compared to 0.44% as of September 30, 2022, and 0.43% as of December 31, 2021.
Capital
The Bank’s Tier 1 leverage ratio was 10.79% as of December 31, 2022, an increase from 10.48% as of September 30, 2022, and a decrease from 12.22% at December 31, 2021. The CET 1 and Tier 1 capital ratio to risk-weighted assets were 13.75% as of December 31, 2022, a slight decrease from 13.77% as of September 30, 2022, and a decrease from 19.98% as of December 31, 2021. The total capital to risk-weighted assets ratio was 15.00% as of December 31, 2022, a slight decrease from 15.02% as of September 30, 2022, and a decrease from 21.25% as of December 31, 2021.
Recent Events
Fourth Quarter Common Stock Dividend. On January 24, 2023, BayFirst’s Board of Directors declared a first quarter 2023 cash dividend of $0.08 per common share. The dividend will be payable March 15, 2023 to common shareholders of record as of March 1, 2023. This dividend marks the 27th consecutive quarterly cash dividend paid since BayFirst initiated cash dividends in 2016.
About BayFirst Financial Corp.
BayFirst Financial Corp. is a registered bank holding company based in St. Petersburg, Florida which commenced operations on September 1, 2000. Its primary source of income is derived from its wholly owned subsidiary, BayFirst National Bank, a national banking association which commenced business operations on February 12, 1999. The Bank currently operates eight full-service banking offices throughout the Tampa Bay region and offers a broad range of commercial and consumer banking services to businesses and individuals. It was the 8th largest SBA 7(a) lender nationwide and the number one SBA 7(a) lender in the 5 county Tampa Bay market in the SBA's 2022 fiscal year. As of December 31, 2022, BayFirst Financial Corp. had $938.9 million in total assets.
Forward Looking Statements
In addition to the historical information contained herein, this presentation includes "forward-looking statements" within the meaning of such term in the Private Securities Litigation Reform Act of 1995. These statements are subject to many risks and uncertainties, including, but not limited to, the effects of the COVID-19 pandemic, global military hostilities, or climate change, including their effects on the economic environment, our customers and our operations, as well as any changes to federal, state or local government laws, regulations or orders in connection with them; the ability of the Company to implement its strategy and expand its banking operations; changes in interest rates and other general economic, business and political conditions, including changes in the financial markets; changes in business plans as circumstances warrant; risks related to mergers and acquisitions; changes in benchmark interest rates used to price loans and deposits, changes in tax laws, regulations and guidance; and other risks detailed from time to time in filings made by the Company with the SEC, including, but not limited to those “Risk Factors” described in our most recent Form 10-K and Form 10-Q. Readers should note that the forward-looking statements included herein are not a guarantee of future events, and that actual events may differ materially from those made in or suggested by the forward-looking statements.

BayFirst Financial Corp. Reports Fourth Quarter 2022 Results
January 26, 2023

BAYFIRST FINANCIAL CORP.
SELECTED FINANCIAL DATA (Unaudited)

	At or for the three months ended
(Dollars in thousands, except for share data)	12/31/2022	9/30/2022	6/30/2022	3/31/2022	12/31/2021
Balance sheet data:
Average loans held for investment, excluding PPP loans	$703,193	$663,716	$561,455	$520,559	$518,697
Average total assets	925,194	939,847	879,868	872,311	923,485
Average common shareholders’ equity	80,158	83,014	83,235	83,990	83,056
Total loans held for investment	728,652	680,805	641,737	561,797	583,948
Total loans held for investment, excluding PPP loans	709,479	658,669	610,527	517,434	504,525
Total loans held for investment, excl gov’t gtd loan balances	551,150	520,408	458,624	374,353	332,977
Allowance for loan losses	9,046	9,739	9,564	10,170	13,452
Total assets	938,895	930,275	921,377	888,541	917,095
Common shareholders’ equity	82,279	81,032	83,690	85,274	86,685
Share data:
Basic earnings per common share	$0.28	$(0.40)	$(0.12)	$(0.05)	$0.66
Diluted earnings per common share	0.27	(0.35)	(0.10)	(0.05)	0.61
Dividends per common share	0.08	0.08	0.08	0.08	0.07
Book value per common share	20.35	20.10	20.82	21.25	21.77
Tangible book value per common share (1)	20.35	20.10	20.80	21.22	21.75
Performance and capital ratios:
Return on average assets	0.57%	(0.60)%	(0.13)%	0.01%	1.22%
Return on average common equity	5.56%	(7.76)%	(2.35)%	(0.93)%	12.54%
Net interest margin	4.19%	4.63%	3.73%	3.25%	3.07%
Dividend payout ratio	28.99%	(20.02)%	(65.54)%	(164.25)%	10.65%
Asset quality ratios:
Net charge-offs	$1,393	$575	$856	$882	$664
Net charge-offs/avg loans held for investment excl PPP	0.79%	0.35%	0.61%	0.68%	0.51%
Nonperforming loans	$10,468	$10,267	$10,437	$8,834	$11,909
Nonperforming loans (excluding gov't gtd balance)	$3,671	$4,015	$4,245	$2,660	$3,967
Nonperforming loans/total loans held for investment	1.44%	1.51%	1.63%	1.57%	2.04%
Nonperforming loans (excl gov’t gtd balance)/total loans held for investment	0.50%	0.59%	0.66%	0.47%	0.68%
ALLL/Total loans held for investment at amortized cost	1.29%	1.48%	1.62%	1.84%	2.34%
ALLL/Total loans held for investment at amortized cost, excl PPP loans	1.33%	1.54%	1.71%	2.00%	2.72%
Other Data:
Full-time equivalent employees	291	524	485	575	637
Banking center offices	8	8	7	7	7
Loan production offices(2)	1	20	19	20	17
(1) See section entitled "GAAP Reconciliation and Management Explanation of Non-GAAP Financial Measures" below for a reconciliation to most comparable GAAP equivalent.
(2) All nationwide residential loan production offices have been closed. 1 remains in footprint.

BayFirst Financial Corp. Reports Fourth Quarter 2022 Results
January 26, 2023

GAAP Reconciliation and Management Explanation of Non-GAAP Financial Measures
Some of the financial measures included in this report are not measures of financial condition or performance recognized by GAAP. These non-GAAP financial measures include tangible common shareholders' equity and tangible book value per common share. Our management uses these non-GAAP financial measures in its analysis of our performance, and we believe that providing this information to financial analysts and investors allows them to evaluate capital adequacy.
The following presents these non-GAAP financial measures along with their most directly comparable financial measures calculated in accordance with GAAP:

Tangible Common Shareholders' Equity and Tangible Book Value Per Common Share
	As of
(Dollars in thousands, except per share data)	December 31, 2022	September 30, 2022	June 30, 2022	March 31, 2022	December 31, 2021
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Total shareholders’ equity	$91,884	$90,637	$93,295	$94,879	$96,290
Less: Preferred stock liquidation preference	(9,605)	(9,605)	(9,605)	(9,605)	(9,605)
Total equity available to common shareholders	82,279	81,032	83,690	85,274	86,685
Less: Goodwill	—	—	(100)	(100)	(100)
Tangible common shareholders' equity	$82,279	$81,032	$83,590	$85,174	$86,585

Common shares outstanding	4,042,474	4,031,937	4,019,023	4,013,173	3,981,117
Tangible book value per common share	$20.35	$20.10	$20.80	$21.22	$21.75

BayFirst Financial Corp. Reports Fourth Quarter 2022 Results
January 26, 2023

BAYFIRST FINANCIAL CORP.
CONSOLIDATED BALANCE SHEETS

(Dollars in thousands)	12/31/2022	9/30/2022	12/31/2021
Assets	Unaudited	Unaudited
Cash and due from banks	$3,649	$3,131	$2,869
Interest-bearing deposits in banks	62,397	33,365	106,858
Cash and cash equivalents	66,046	36,496	109,727
Time deposits in banks	4,881	4,881	2,381
Investment securities available for sale	42,349	42,915	30,893
Investment securities held to maturity	5,002	5,008	2
Restricted equity securities, at cost	4,037	2,531	2,827
SBA loans held for sale	—	573	1,460
SBA loans held for investment, at fair value	27,078	24,965	9,614
Loans held for investment, at amortized cost net of allowance for loan losses of $9,046, $9,739, and $13,452	692,528	646,101	560,882
Accrued interest receivable	4,452	3,789	3,532
Premises and equipment, net	35,440	32,779	29,091
Loan servicing rights	10,906	9,932	6,407
Deferred income tax assets	538	1,937	454
Right-of-use operating lease assets	3,177	2,985	3,263
Bank owned life insurance	25,159	25,004	24,547
Other assets	16,091	13,632	13,634
Assets from discontinued operations	1,211	76,747	118,381
Total assets	$938,895	$930,275	$917,095
Liabilities:
Noninterest-bearing deposits	$93,235	$104,215	$83,638
Interest-bearing transaction accounts	202,656	190,985	163,495
Savings and money market deposits	363,053	380,576	423,864
Time deposits	136,126	109,960	50,688
Total deposits	795,070	785,736	721,685
FHLB and FRB borrowings	25,000	28,000	—
Subordinated debentures	5,992	5,990	5,985
Notes payable	2,844	2,958	3,299
PPP Liquidity Facility	—	—	69,654
Accrued interest payable	704	236	326
Operating lease liabilities	3,538	3,355	3,431
Accrued expenses and other liabilities	12,205	9,374	8,965
Liabilities from discontinued operations	1,658	3,989	7,460
Total liabilities	847,011	839,638	820,805

BayFirst Financial Corp. Reports Fourth Quarter 2022 Results
January 26, 2023

(Dollars in thousands)	12/31/2022	9/30/2022	12/31/2021
Shareholders’ equity:	Unaudited	Unaudited
Preferred stock, Series A; no par value, 10,000 shares authorized, 6,395 shares issued and outstanding at December 31, 2022, September 30, 2022, and December 31, 2021, respectively; aggregate liquidation preference of $6,395 each period	6,161	6,161	6,161
Preferred stock, Series B; no par value, 20,000 shares authorized, 3,210 shares issued and outstanding at December 31, 2022, September 30, 2022, and December 31, 2021; aggregate liquidation preference of $3,210 each period	3,123	3,123	3,123
Common stock and additional paid-in capital; no par value, 15,000,000 shares authorized, 4,042,474, 4,031,937, and 3,981,117 shares issued and outstanding at December 31, 2022, September 30, 2022, and December 31, 2021, respectively	53,038	52,770	51,496
Accumulated other comprehensive (loss), net	(3,724)	(3,780)	(420)
Unearned compensation	(193)	(323)	(17)
Retained earnings	33,479	32,686	35,947
Total shareholders’ equity	91,884	90,637	96,290
Total liabilities and shareholders’ equity	$938,895	$930,275	$917,095

BayFirst Financial Corp. Reports Fourth Quarter 2022 Results
January 26, 2023

BAYFIRST FINANCIAL CORP.
CONSOLIDATED STATEMENTS OF INCOME

	For the Quarter Ended			Year-to-Date
(Dollars in thousands, except per share data)	12/31/2022	9/30/2022	12/31/2021	12/31/2022	12/31/2021
Interest income:	Unaudited	Unaudited	Unaudited	Unaudited
Loans, other than PPP	$11,601	$10,510	$6,380	$35,546	$23,964
PPP loan interest income	49	70	258	346	5,009
PPP origination fee income	30	70	374	600	14,283
Interest-bearing deposits in banks and other	840	634	150	2,074	570
Total interest income	12,520	11,284	7,162	38,566	43,826
Interest expense:
Deposits	3,711	1,856	1,219	7,844	4,885
PPPLF borrowings	—	—	92	20	1,791
Other	235	258	105	702	624
Total interest expense	3,946	2,114	1,416	8,566	7,300
Net interest income	8,574	9,170	5,746	30,000	36,526
Provision for loan losses	700	750	(2,500)	(700)	(3,500)
Net interest income after provision for loan losses	7,874	8,420	8,246	30,700	40,026
Noninterest income:
Loan servicing income, net	532	620	423	2,040	1,864
Gain (loss) on sale of SBA loans, net	5,805	7,446	4,564	21,720	18,024
Service charges and fees	355	347	297	1,306	1,027
SBA loan fair value (loss) gain	1,246	999	33	4,756	184
Other noninterest income	466	392	279	1,728	874
Total noninterest income	8,404	9,804	5,596	31,550	21,973
Noninterest Expense:
Salaries and benefits	6,245	6,758	6,832	27,422	24,879
Bonus, commissions, and incentives	561	883	840	2,394	3,216
Occupancy and equipment	985	1,070	852	3,995	3,214
Data processing	1,342	1,247	1,022	4,828	5,288
Marketing and business development	560	662	971	2,660	2,698
Professional services	994	956	1,353	4,083	3,907
Loan origination and collection	1,225	1,068	168	3,711	2,452
Employee recruiting and development	577	518	501	2,230	1,714
Regulatory assessments	158	110	102	457	442
Other noninterest expense	846	886	622	3,432	2,469
Total noninterest expense	13,493	14,158	13,263	55,212	50,279
Income/(loss) before taxes from continuing operations	2,785	4,066	579	7,038	11,720
Income tax expense/(benefit) from continuing operations	672	983	(277)	1,560	2,691
Net income/(loss) from continuing operations	2,113	3,083	856	5,478	9,029

BayFirst Financial Corp. Reports Fourth Quarter 2022 Results
January 26, 2023

	For the Quarter Ended			Year-to-Date
(Dollars in thousands, except per share data)	12/31/2022	9/30/2022	12/31/2021	12/31/2022	12/31/2021
(Loss)/income from discontinued operations before income taxes	(1,053)	(5,973)	2,604	(7,759)	20,758
Income tax (benefit)/expense from discontinued operations	(262)	(1,488)	649	(1,932)	5,169
Net (loss)/income from discontinued operations	(791)	(4,485)	1,955	(5,827)	15,589

Net income/(loss)	1,322	(1,402)	2,811	(349)	24,618
Preferred dividends	208	208	208	832	1,005
Net income available to/(loss attributable to) common shareholders	$1,114	$(1,610)	$2,603	$(1,181)	$23,613

Basic earnings (loss) per common share:
Continuing operations	$0.47	$0.71	$0.17	$1.16	$2.11
Discontinued operations	(0.20)	(1.11)	0.49	(1.45)	4.10
Basic earnings per common share	$0.28	$(0.40)	$0.66	$(0.29)	$6.21

Diluted earnings (loss) per common share:
Continuing operations	$0.45	$0.68	$0.16	$1.13	$2.02
Discontinued operations	(0.18)	(1.03)	0.45	(1.34)	3.72
Diluted earnings per common share	$0.27	$(0.35)	$0.61	$(0.21)	$5.74

BayFirst Financial Corp. Reports Fourth Quarter 2022 Results
January 26, 2023

Loan Composition

(Dollars in thousands)	12/31/2022	9/30/2022	6/30/2022	3/31/2022	12/31/2021
Real estate:	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Residential	$202,329	$176,574	$122,403	$102,897	$87,235
Commercial	231,281	220,210	216,067	189,684	163,477
Construction and land	9,320	9,259	9,686	18,038	18,632
Commercial and industrial	194,643	183,631	168,990	180,163	217,155
Commercial and industrial - PPP	19,293	22,286	31,430	44,792	80,158
Consumer and other	37,288	37,595	35,845	13,502	3,581
Loans held for investment, at amortized cost, gross	694,154	649,555	584,421	549,076	570,238
Deferred loan costs (fees), net	10,740	9,047	7,629	7,297	7,975
Discount on SBA 7(a) loans sold	(5,621)	(5,068)	(4,743)	(4,624)	(3,866)
Premium/(discount) on loans purchased	2,301	2,306	2,221	1,279	(13)
Allowance for loan losses	(9,046)	(9,739)	(9,564)	(10,170)	(13,452)
Loans held for investment, at amortized cost	$692,528	$646,101	$579,964	$542,858	$560,882

Nonperforming Assets (Unaudited)

(Dollars in thousands)	12/31/2022	9/30/2022	6/30/2022	3/31/2022	12/31/2021
Nonperforming loans (government guaranteed balances)	$6,797	$6,252	$6,192	$6,174	$7,942
Nonperforming loans (unguaranteed balances)	3,671	4,015	4,245	2,660	3,967
Total nonperforming loans	10,468	10,267	10,437	8,834	11,909
OREO	56	56	56	3	3
Total nonperforming assets	$10,524	$10,323	$10,493	$8,837	$11,912
Nonperforming loans as a percentage of total loans held for investment	1.44%	1.51%	1.63%	1.57%	2.04%
Nonperforming loans (excluding government guaranteed balances) to total loans held for investment	0.50%	0.59%	0.66%	0.47%	0.68%
Nonperforming assets as a percentage of total assets	1.12%	1.11%	1.14%	0.99%	1.30%
Nonperforming assets (excluding government guaranteed balances) to total assets	0.40%	0.44%	0.47%	0.30%	0.43%
ALLL to nonperforming loans	86.42%	94.86%	91.64%	115.12%	112.96%
ALLL to nonperforming loans (excluding government guaranteed balances)	246.42%	242.57%	225.30%	382.33%	339.10%

Note: Transmitted on Globe Newswire on January 26, 2023, at 4:00 p.m. ET.